Exhibit 99.1
Company contacts:
Lance Kintz
Brian D. Parrish
(505) 464-7777
FOR IMMEDIATE RELEASE:
INN OF THE MOUNTAIN GODS RESORT AND CASINO ANNOUNCES OPERATING
RESULTS FOR THIRD QUARTER ENDED JANUARY 31, 2007
     MESCALERO, NM — March 13, 2007— Inn of the Mountain Gods Resort and Casino (“IMGRC”) today reported revenue of $28.6 million, net loss of $2.5 million with EBITDA(1) of $8.5 million for its third quarter ended January 31, 2007.
     Net loss for the quarter decreased $2.1 million or 46% from the prior year, primarily as a result of strong revenue gains at Ski. Year to date net loss decreased $11.1 million or 77%. EBITDA for the quarter increased $1.3 million or 18% from the prior year quarter and year to date EBITDA increased $10.1 million or 50% from the prior year to date.
     Net revenues increased $2.9 million, or 12%, to $28.6 million for the quarter ended January 31, 2007 from $25.7 million for the quarter ended January 31, 2006. Gaming net revenues decreased $0.1 million, down 1% from the comparable prior period; food and beverage revenues increased $0.6 million, or 17%, from the comparable prior period; hotel revenues increased $0.6 million, or 27%, over a year ago. Recreation and other revenue for the 2007 period increased $3.1 million, or 72%, from January 31, 2006 due to a substantial increase in snow fall resulting in increased revenue for Ski Apache.
     According to Mr. Brian Parrish, COO for IMGRC, “Our management team remains focused on revenue growth opportunities and cost containment measures to ensure that EBITDA and operating margin continue to improve. We are please to report that total gross revenues were up 12% over the prior year while total operating expenses grew by only 6.6%; FTEs were also well-controlled with only a 1% increase against greater revenues. Our marketing efforts were very successful at driving increases in hotel revenue, room occupancy, retail spending and food & beverage. However, gaming revenues were flat to prior year. We continue to refine our marketing programs to stimulate greater gaming activity, particularly from our overnight guests.”
     Operationally, IMGRC is recognizing the financial benefits of its restructuring work, begun in October 2005, predominately in the areas of labor, vendor, and cost management. Seasonally, the third quarter, ended January 31 is our lowest point in gaming revenue, and our success in overall expense management continues to yield EBITDA margins at 30%— our low range.
     IMGRC, as reported in its Form 10-Q for the quarter ended January 31, 2007, expects to continue to disclose material weaknesses in its reporting and controls.
     IMGRC posted the following results for the fiscal quarter ended January 31, 2007:
     Gross Gaming revenues were flat at $18.4 million for the quarter ended January 31, 2007. Net Slot revenues were flat at 15.9 million for the quarter ended January 31, 2007 and January 31, 2006. Gross slot win per unit, per day was $115 for the quarter ended January 31, 2007, flat with last year. Table games revenues were flat at $2.2 million for the quarter ended January 31, 2007 and January 31, 2006. Daily Net Win per Table for the quarter ended January 31, 2007 was $503 as compared to $500 for the same period a year ago, a 0.1% increase.
     Hotel revenues for the quarter ended January 31, 2007 increased $0.6 million to $2.9 million while the quarter ended January 31, 2006 hotel revenues were $2.3 million. Occupancy rates averaged 65%, an increase of 13%, for the quarter ended January 31, 2007, the average daily rate decreased to $166, for the quarter ended January 31, 2007; as compared to $171 for the same period a year ago. Revenue per available room was $108 for the quarter ended January 31, 2007, a 20% increase, as a result of focused, midweek promotional offers.
     Recreation and other revenues increased $3.1 million, or 72% to $7.1 million for the quarter ended January 31, 2007 compared to $4 million for the quarter ended January 31, 2006, due to a substantial increase in revenue from ski. Ski sales make up $4.1 million of the category and retail and golf the remaining $3.0 million.
     Income from operations increased $1.3 million, or 48%, to $4.1 million for the quarter ended January 31, 2007 from $2.7 million for the quarter ended January 31, 2006 due to increased revenues associated with a better snow season.

     As of January 31, 2007 and April 30, 2006, we had cash and cash equivalents (net of amounts in restricted accounts) of $9.3 million and $16.8 million, respectively. Our principal uses of liquidity for the nine month period ended January 31, 2007 were $0.3 million used by operations, $1.3 million used in investing activities and $5.9 million used in financing activities.
     Cash used in operating activities was $0.3 million, a $8.5 million improvement over the previous year, as a result of improved profitability.
     Cash used in investing activities for the nine month period ended January 31, 2007 was $1.3 million, which consisted of the purchase of property, plant and equipment, and construction payables. This represents a decrease of $12.0 million from the nine months ended January 31, 2006, during which we completed paying for the construction of our new Resort.
     Cash used from financing activities for the nine month period ended January 31, 2007 was $5.9 million, consisting of $0.2 million from long term debt (net) and $21.0 million distributed to the Tribe. During the nine months ended January 31, 2007, $18 million was provided from financing activities reflecting releases of restricted cash and new leases to pay for construction costs.
     Total operating expenses increased $1.6 million to $24.5 million for the quarter ended January 31, 2007 from $22.9 million for the quarter ended January 31, 2006 due to increased marketing and promotion, personnel and general infrastructure costs.
     Food and beverage expenses increased $0.3million, or 10%, to $3.3 million for the quarter ended January 31, 2007 from $3.0 million for the quarter ended January 31, 2006. Food and beverage labor costs increased as a result of seasonal\holiday menus and overtime. With increased occupancy and increased ski days, food and beverage labor increased slightly. Also average profit and loss at Ski runs slightly lower than IMG Resort and Casino.
     Hotel expenses decreased $0.1 million for the quarter ended January 31, 2007 from $1.2 million for the quarter ended January 31, 2006. Hotel is running at a 62% profit for the quarter ended January 31, 2007 up 43% from a year ago, due to continued increases in rev par and expense management.
     Recreation and other costs increased $0.1 million, or 7% to $3.2 million for the quarter ended January 31, 2007 from $3.0 million for the quarter ended January 31, 2006 . Ski operations, alone, were flat to last year while making $2.5 million more in revenue, reflecting successful expense management learned last year.
     Marketing and advertising costs increased $0.4 million to $2.3 million for the quarter ended January 31, 2007 from $1.9 million for the quarter ended January 31, 2006. IMG Resort and Casino increased its marketing investments with the improved snow fall. Specifically marketing promotes repeat visit, targeting midweek during the slow winter season.
     General and administrative expenses increased $1.2 million, or 29%, to $5.2 million for the quarter ended January 31, 2007 from $4.2 million for the quarter ended January 31, 2006 due to prior year quarter adjustments.

INN OF THE MOUNTAIN GODS RESORT AND CASINO
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands; unaudited)

	January 31, 2007	April 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$9,334	$16,768
Restricted cash and cash equivalents	—	18,172
Other- A/R, Inventory and Prepaids	1,617	1,748

Total current assets	10,951	36,688
Property and equipment, net	216,123	228,934
Deferred Financing costs	6,477	7,696
Other assets, net	130	42

Total assets	$233,681	$273,360

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$253	$2,607
Construction Payable	1,383	2,275
Accrued Interest	5,200	11,200
Other accrued expenses and deposits	6,839	11,133
Current portion of long-term debt	3,804	3,250

Total current liabilities	17,479	30,465
Long-term debt	209,102	211,530

Total liabilities	226,581	241,995
Shareholders’ equity	7,100	31,365

Total liabilities and shareholders’ equity	$233,681	$273,360

INN OF THE MOUNTAIN GODS RESORT AND CASINO
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
(in thousands; unaudited)

	Three Months Ended	Three Months Ended
	January 31, 2007	January 31, 2006
Gaming revenue, net	$17,068	$17,173
Hotel Revenue, net	2,867	2,263
Food and Beverage revenue	3,283	2,721
Recreation and other	7,184	4,084
Less: Promotional Allowances	(1,780)	(558)

Net Revenue	28,621	25,683
Gaming expenses	3,782	3,799
Hotel expenses	1,006	1,180
Food and Beverage expense	3,252	2,963
Recreation and other	3,168	3,044
Marketing, G&A, Shared Services	8,828	7,493
Depreciation and amortization	4,502	4,456

Total operating expenses	24,539	22,934
Operating income	4,082	2,749
Net interest and other (expense) income	(6,619)	(7,365)

Net Income (Loss)	$(2,537)	$(4,616)

INN OF THE MOUNTAIN GODS RESORT AND CASINO AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of	As of
	January 31, 2007	April 30, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,334,076	$16,768,372
Restricted cash and cash equivalents	—	18,171,534
Accounts receivable, net of allowance for doubtful accounts	240,437	565,420
Inventories, net	861,975	809,789
Prepaid expenses	514,281	372,774

Total current assets	10,950,769	36,687,889

NON CURRENT ASSETS:
Property, plant and equipment	299,461,313	300,320,136
Accumulated depreciation and amortization	(83,338,287)	(71,385,662)

Property, plant and equipment, net	216,123,026	228,934,474
Deferred financing cost, net	6,476,964	7,695,897
Other long-term assets	130,356	42,003

Total assets	$233,681,115	$273,360,263

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and other short-term liabilities	$253,203	$2,606,670
Construction accounts payable	1,382,638	2,274,874
Accrued expenses	6,774,603	10,760,344
Accrued interest	5,200,000	11,200,000
Deposits and advance payments	63,773	372,470
Current portion of long-term debt	3,804,532	3,250,329

Total current liabilities	17,478,749	30,464,687

NON CURRENT LIABILITIES:
Long-term debt, net of current portion	209,101,906	211,530,149

Total liabilities	226,580,655	241,994,836

COMMITMENTS AND CONTINGENCIES (Note 9)

EQUITY:
Contributed capital	31,653,936	52,633,096
Accumulated deficit	(24,553,476)	(21,267,669)

Total equity	7,100,460	31,365,427

Total liabilities and equity	$233,681,115	$273,360,263

INN OF THE MOUNTAIN GODS RESORT AND CASINO AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended	Three Months Ended
	January 31, 2007	January 31, 2006
Revenues:
Gaming	$17,067,099	$17,172,786
Hotel	2,866,620	2,263,179
Food and Beverage	3,282,789	2,721,114
Recreation and other	7,184,094	4,084,469

Gross Revenue	30,400,602	26,241,548

Less-Promotional Allowances	1,779,543	558,207

Net Revenue	28,621,059	25,683,341

Operating Expenses
Gaming	3,782,341	3,799,063
Hotel expenses	1,006,331	1,180,401
Food and beverage	3,251,831	2,962,554
Recreation and other	3,167,961	3,043,533
Marketing and Advertising	2,259,640	1,899,078
General and administrative	5,204,468	4,155,574
Health Insurance – Medical	617,657	804,660
401 K	99,183	—
Mescalero Apache Telecom	47,539	33,877
Tribal Regulatory Fees	600,000	600,000
Depreciation and amortization	4,502,354	4,455,568

Total Operating Expenses	24,539,305	22,934,308

Operating Income	4,081,754	2,749,033
Other Income (Expense)
Interest Income	36,810	84,243
Interest Expense	(6,655,336)	(7,409,193)
Other Income (expense)	—	(39,844)

Total Other Income (expense)	(6,618,526)	(7,364,794)

Net Loss	$(2,536,772)	$(4,615,761)

INN OF THE MOUNTAIN GODS RESORT AND CASINO AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the nine months ended January 31
	2007	2006
Cash flows from operating activities:
Net loss	$(3,285,807)	$(14,356,865)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,575,980	13,288,220
Changes in assets and liabilities:
Accounts receivable, net of allowance	324,983	186,184
Inventories	282,474	372,354
Prepaid expenses	(476,167)	322,876
Other long-term assets	(88,353)	118,533
Accounts payable	(2,353,467)	(1,320,915)
Accrued expenses	(4,294,438)	(7,693,413)
Accrued interest payable	(6,000,000)	312,780

Net cash used by operating activities	(314,795)	(8,770,246)

Cash flows from investing activities:
Purchase of property, plant and equipment	(374,579)	(10,382,551)
Construction accounts payable	(892,236)	(2,870,860)

Net cash provided by (used) in investing activities	(1,266,815)	(13,253,411)
Cash flows from financing activities:
Cash held for construction payments	18,171,534	14,763,247
Principal borrowings (payments) on long-term debt	(3,045,060)	14,286,180
Distributions to Mescalero Apache Tribe	(20,979,160)	(6,944,896)

Net cash provided (used)by financing activities	(5,852,686)	22,104,531

Net increase (decrease) in cash and cash equivalents	(7,434,296)	80,874

Cash and cash equivalents, beginning of period	16,768,372	13,718,521

Cash and cash equivalents, end of period	$9,334,076	$13,799,395

Supplemental cash flow information:
Cash paid for interest	$24,094,305	$21,048,073

Non-cash investing and financing activities:
Property, plant and equipment acquired through capital leases	$1,171,020	$422,500

(1)	IMGRC defines EBITDA as earnings before interest, taxes, depreciation and amortization. IMGRC is an instrumentality of a sovereign Indian nation and is not subject to federal or state income tax. Below is a quantitative reconciliation of EBITDA to the most directly comparable GAAP financial performance measure, which is net income (in thousands):

			Quarter Ended
	Q1 FY 06	Q2 FY 06	Q3 FY 06	Q4 FY 06	Q1 FY 07	Q2 FY 07	Q3 FY 07
Net income	$(5,666)	$(4,093)	$(4,616)	$(6,891)	$(837)	$88	$(2,537)
Interest expense (income), net	6,432	7,351	7,324	5,747	6,606	6,571	6,617
Depreciation and amortization	4,765	4,067	4,456	4,491	4,511	4,563	4,502

EBITDA	$5,531	$7,325	$7,164	$3,347	$10,280	$11,222	$8,584

IMGRC cautions you that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other issuers because not all issuers and analysts calculate EBITDA in the same manner. EBITDA is presented in this press release because management believes it is a useful supplement to income from operations and cash provided by operating activities in understanding cash flows available for debt service, capital expenditures and Tribal distributions. Accordingly, IMGRC’s management utilizes EBITDA along with net income, income from operations and other GAAP measures in evaluating its operations and performance. EBITDA should not be considered as an alternative measure of IMGRC’s net income, income from operations, cash flow or liquidity. EBITDA is not a measurement of financial performance or liquidity in accordance with GAAP. Although IMGRC believes EBITDA enhances an understanding of its financial condition and results of operations, this non-GAAP financial measure, when viewed individually, is not necessarily a better indicator of any trend as compared to GAAP financial measures (e.g., income from operations, net revenues, cash provided by operating activities) conventionally computed in accordance with GAAP.
ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO
     IMGRC is a business enterprise of the Mescalero Apache Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Mescalero Apache Tribe including Casino Apache Travel Center, Ski Apache and IMGRC’s new resort, which opened on March 15, 2005, and features a 273-room hotel, a 38,000 square foot casino, a fitness center and indoor swimming pool and a 37,000 square foot convention and special events center, which includes capacity for 17,000 square feet of divisible meeting room space.
NON-GAAP FINANCIAL MEASURES
     In this press release, IMGRC makes references to EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. IMGRC is an instrumentality of a sovereign Indian tribe and is not subject to federal or state income tax. IMGRC cautions investors that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA in the same manner.
     EBITDA provides an additional way to view IMGRC’s operations and, when viewed in connection with both the GAAP results and reconciliation to net income, IMGRC believes EBITDA provides a more complete understanding of its business than could be obtained absent this disclosure. EBITDA is presented solely as a supplemental disclosure because (i) IMGRC believes it enhances an overall understanding of IMGRC’s past and current financial performance; (ii) IMGRC believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because EBITDA excludes certain items that may not be indicative of IMGRC’s operating results; (iii) measures that are comparable to EBITDA are often used as an important basis for the valuation of gaming companies; and (iv) IMGRC uses EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.
     The use of EBITDA has certain limitations. EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of IMGRC’s performance) or cash flows provided by operating activities (as an indicator of IMGRC’s liquidity), nor should it be considered as an indicator of IMGRC’s overall financial performance. EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization and interest expense. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of IMGRC’s results. IMGRC compensates for these limitations by providing the relevant disclosure of depreciation and amortization and interest expense excluded in the calculation of EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. IMGRC strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of EBITDA to net income is included in the selected financial information that accompanies this press release.
CONFERENCE CALL
     IMGRC will discuss its quarterly results during a conference call at 3:00 pm (EST) on Wednesday, March 14, 2007. The call can be accessed via telephone by dialing 800-811-8824. Interested parties should call at least ten minutes prior to the start of the conference call to register. You can access a live broadcast of the call by visiting IMGRC’s website at www.innofthemountaingods.com. Interested parties will be able to access a replay of the conference call by visiting IMGRC’s website anytime within the next 60 days.

FORWARD-LOOKING STATEMENTS
     Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” “scheduled,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in IMGRC’s Quarterly Report on Form 10-Q for its fiscal quarter ended January 31, 2007, filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2007. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.